July 28, 2014

To Whom It May Concern:

Reference is made to (i) that certain Contribution and Rollover Agreement by and among HM Springboard, Inc., a Delaware corporation (“Springboard”), John Edelman (“Edelman”), John McPhee (“McPhee”), and Herman Miller, Inc., a Michigan corporation (“HM”) dated July 17, 2014 (the “Contribution and Rollover Agreement”), (ii) that certain Stockholders Agreement by and among Springboard, Edelman, McPhee, and HM dated July 28, 2014 (the “Stockholders Agreement”), (iii) that certain Contribution Agreement between HM and Springboard, dated July 28, 2014 (the “HM Contribution Agreement”), and (iv) that certain Stock Purchase Agreement, dated as of July 17, 2014, by and among HM, Design Within Reach, Inc., a Delaware corporation, Glenhill Capital Advisors LLC, in its capacity as the seller representative, and the sellers named therein (the “Purchase Agreement”). This letter agreement (“Agreement”) is made and entered into to address certain matters which have arisen in connection with the above agreements. HM, Springboard, Edelman and McPhee have reached certain understandings which the parties desire to have memorialized in this Agreement. Therefore, in consideration of the mutual promises and covenants set forth herein, HM, Springboard, Edelman and McPhee agree as follows:

1.
Exhibit A to the Contribution Agreement between HM and Herman Miller Consumer Co. attached as Exhibit A to the Contribution and Rollover Agreement (the “HMCC Contribution Agreement”) is hereby replaced with the Exhibit A attached hereto.

2.	Exhibit B to the HMCC Contribution Agreement is hereby replaced with the Exhibit B attached hereto.

3.
Edelman and McPhee acknowledge and agree that the Supply Agreement (as such term is defined in the Contribution and Rollover Agreement) shall not be effective until the effective time of the merger of HM Catalyst, Inc. and Design Within Reach, Inc. (the “Effective Time”).

4.
HM, Edelman and McPhee shall complete the designation of the Independent Director (as such term is defined in Section 10(a)(ii) of the Stockholders Agreement) within thirty (30) days of the date hereof as otherwise contemplated in the Stockholders Agreement. Until such designation is completed, the boards of directors of Springboard and its subsidiaries shall have five directors.

5.
Pursuant to Section 1.3(a) of the HM Contribution Agreement, HM shall be deemed to have satisfied its obligations under clause (iii) thereof, if it delivers either a certificate or certificates representing the Purchased Shares duly endorsed for transfer to Springboard and/or it delivers an instrument assigning HM’s beneficial ownership of Purchased Shares that are recorded electronically rather than in physical certificates with an undertaking to cause physical certificates to be issued in respect thereof as soon as reasonably practicable after the date hereof.

6.
HM’s obligation pursuant to Section 1.1(b) of the Contribution Agreement between HM and Springboard dated July 28, 2014 to make the Cash Contribution (as defined therein) to Springboard shall not be effective until two (2) business days after the Effective Time.

7.
If and to the extent that Edelman or McPhee is required to indemnify any Buyer Indemnified Person (as defined in the Purchase Agreement) pursuant to Section 9.2 of the Purchase Agreement, Edelman or McPhee, as applicable, may, at his option and in his sole discretion, satisfy such indemnification obligation, in full or in part, by delivering that number of shares of Springboard common stock then held by Edelman or McPhee, as applicable, having a value equal to the amount of such indemnification obligation to be satisfied; provided, however, that the foregoing shall not apply to the extent funds are available through the Indemnity Escrow Account to satisfy any such indemnification claim. For the purposes of this Section 7, the value of Springboard common stock at any date of determination shall be the Fair Market Value (as such term is defined in the Stockholders Agreement) as determined by the Appraiser (as such term is defined in the Stockholders Agreement) as of the date such shares are tendered.

8.
It is hereby acknowledged and agreed by each of the parties hereto that the term “proceeds” as used in the last sentence of Section 9.4(b) of the Purchase Agreement shall mean (a) with respect to Edelman, $21,513,378.86 and (b) with respect to McPhee, $12,185,086.40.

9.
This Agreement constitutes the entire agreement between the parties on the subject matter hereof and there have been no other agreements and representations between the parties and the subject matter hereof other than those set forth or provided for herein or therein.

[The next page is the signature page.]

In witness whereof, the parties have duly executed this Agreement as of the day and year first written above.
HERMAN MILLER, INC.

By: __________________________
Name: ________________________
Title: _________________________

HM SPRINGBOARD, INC.

By: __________________________
Name: ________________________
Title: _________________________

______________________________
John Edelman, individually

______________________________
John McPhee, individually

Signature Page to Closing Agreement

EXHIBIT A

ASSETS
Accounts receivable owed to Contributor for sales of products to retailers and for e-commerce sales to consumers by Contributor as of the Closing. The amount of such accounts receivable as of June 28, 2014 was $4,661,609 and the business has been operated in the ordinary course since such date.

EXHIBIT B

LIABILITIES

1.
Payable to Contributor for Company’s allocation of Contributor’s Federal Income Taxes, as of June 28, 2014 (which allocation was $1,633,659), plus an allocation for Contributor’s liability for Federal Income Taxes incurred in the ordinary course of business between June 28, 2014 and July 28, 2014, provided that such allocation for the period after June 28, 2014 shall be calculated using the same methodology as that used to determine the allocation as of June 28, 2014.

2.
Payable to Contributor for Company’s payables and allocated liabilities related to Contributor’s retailer and e-commerce business operations, determined as of July 28, 2014 in accordance with the attached methodology. By way of illustrative example, as of June 28, 2014 such allocation of payables and liabilities was $1,276,436, and the business has been run in the ordinary course since such date.

3.
Payable to Contributor for Company’s allocation of customer returns related to Contributor’s retailer and e-commerce business operations, determined as of July 28, 2014 in accordance with the attached methodology. By way of illustrative example, as of June 28, 2014 such allocation of liabilities for customers returns was $59,432, and the business has been run in the ordinary course since such date.